UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

IntelGenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Termination of the Memorandum of Agreement with Pillar5

On April 30, 2010, IntelGenx entered into a Memorandum of Agreement ("Agreement") with Pillar5 Pharma Inc. wherein IntelGenx undertook to use its best efforts to ensure that distributors of IntelGenx' oral solid dose pharmaceutical products developed for commercial production be directed to Pillar5 for purposes of negotiating a manufacturing agreement related to such products. As consideration for this undertaking, Pillar5 issued to IntelGenx 114 voting common shares of Pillar5 (the “Share Consideration“), representing 10% of the issued and outstanding shares of Pillar5. The shares were held in escrow subject to Pillar5 achieving certain revenue targets related to the production of IntelGenx products. Pursuant to the Agreement, in addition to the Share Consideration, IntelGenx had the right to designate a nominee to serve on the board of directors of Pillar5 and Pillar5 had the right to designate a nominee to serve on the board of directors of IntelGenx Technologies Corp.

On February 20, 2014, due to the fact that Pillar5 did not achieve the required revenue targets under the Agreement, IntelGenx and Pillar5 agreed to terminate the Agreement. Upon termination, the rights and obligations of both parties under the Agreement ceased, including IntelGenx’ rights to the Share Consideration and each of IntelGenx and Pillar 5’s board nomination rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: February 20, 2014	By: /s/ Paul A. Simmons
Paul A. Simmons
Chief Financial Officer